CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-140698 on Form N-14 of our report dated February 20, 2007, relating to the financial statements and financial highlights of Met Investors Series Trust including Pioneer Mid-Cap Value Portfolio, Met/Putnam Capital Opportunities Portfolio and Lazard Mid-Cap Portfolio of the Met Investors Series Trust appearing in its Annual Report on Form N-CSR for the year ended December 31, 2006, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March  16, 2007